i-80 Gold Reports Fourth Quarter and Full Year 2024
Operating and Financial Results

Ongoing Focus on Granite Creek Underground Ramp-Up, Balance Sheet Strengthening,
and Advancing Pipeline of Projects Towards Feasibility

RENO, NEVADA, March 31, 2025 – i-80 GOLD CORP. (TSX: IAU) (NYSE American: IAUX) (“i-80 Gold”, or the “Company”) reports its operating and financial results for the fourth quarter and full year ended December 31, 2024, and provides an update on recent recapitalization initiatives, including a new gold and silver prepay agreement entered into with National Bank of Canada ("National Bank").

Unless otherwise stated, all amounts referred to herein are in U.S. dollars (C$ represents Canadian dollars).

"2024 ended with a pivotal shift as we established a new development plan and commenced the work to release updated Preliminary Economic Assessments ("PEA") for each of our five gold projects, which we released as planned in the first quarter of this year," stated Richard Young, Chief Executive Officer. "These PEAs represent solid base case scenarios, and we believe the economics will continue to improve as we advance each project toward feasibility. Our focus remains on the continued ramp up at our Granite Creek Underground Project, unlocking the full potential of our portfolio, and strengthening our balance sheet to support our growth strategy. To that end, we are very pleased to have entered into an agreement with National Bank to term out the Company’s gold and silver prepays due in March, and we look forward to a continued partnership with them.”

OPERATING AND FINANCIAL HIGHLIGHTS

Fourth Quarter 2024
•Total revenue totaled $23.2 million for the quarter compared to $25.8 million in the comparative prior year period due to lower volumes sold partially offset by a higher gold price.
•Gold sales1 totaled 9,053 ounces at an average realized gold price2 of $2,560 per ounce, resulting in revenue of $23.2 million, compared to gold sales1 of 14,331 ounces at an average realized gold price2 of $1,989 per ounce, resulting in revenue of $28.5 million in the fourth quarter of 2023.
~~•~~Loss per share of $0.04 per share for the quarter, a decrease from $0.12 loss per share in the comparative prior year period.
•Cash used in operating activities was $9.2 million, an increase in cash used from the prior year period due to comparatively lower change in working capital.
•Cash balance of $19.0 million as at December 31, 2024, an increase of $2.8 million from the end of the third quarter due to proceeds from the at-the-market equity program partially offset by cash used in operations and exploration and development activities.
•Adopted a new development plan, following a leadership change, to permit, construct, and ramp up five gold projects over the balance of the decade aiming to create a mid-tier gold producer capable of producing approximately 400,000 to 500,000 ounces of gold annually, starting with the development of three underground mines while accelerating two large open pit oxide deposits.
•Commenced the process of updating the Preliminary Economic Assessments for five gold projects, which were completed as planned in the first quarter of 2025.
•Continued to advance gold projects which are currently at various stages of redevelopment, with a focus on the continued ramp up at the Granite Creek Underground Project, strengthening the balance sheet, and ongoing permitting at all five projects.
•Initiated a recapitalization plan to reschedule current debt obligations and provide the additional capital required to execute the new development plan.
1Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2024 (2023 - 56%).
2This is a Non-GAAP Measure; please see “Non-GAAP Measures” section.

Year ended December 31, 2024
•Total revenue totaled $50.3 million compared to $54.9 million in the comparative prior year period due to lower volumes sold partially offset by a higher gold price.
•Gold sales1 totaled 21,527 ounces for the year at an average realized gold price2 of $2,332 per ounce, resulting in revenue of $50.2 million, compared to gold sales1 of 29,370 ounces at an average realized gold price2 of $1,956 per ounce, resulting in revenue of $57.5 million in 2023.
•Cash used in operating activities was $82.5 million, an increase from the prior year primarily due to lower production from the Company’s projects, partially offset by higher average realized gold price.
•Loss per share of $0.34 per share was an increase from $0.33 loss per share in the prior year.
•Year-end cash balance of $19.0 million, an increase of $2.7 million during the year due to cash provided by financing activities, partially offset by cash used in operations and exploration and pre-development expenditures.
•Approximately 110,000 feet of core and reverse circulation drilling completed with multiple positive results to expand mineralization further at the Granite Creek Underground Project, the Archimedes Underground Project within the Ruby Hill property, and the Cove Project.
•Published its second annual sustainability report which is accessible on the Company’s website.

		Three months ended December 31,		Year ended December 31,
		2024	2023	2024	2023
Revenue	$000s	23,228	25,837	50,335	54,910
Net loss	$000s	(17,730)	(36,053)	(121,533)	(89,654)
Loss per share	$/share	(0.04)	(0.12)	(0.34)	$(0.33)
Cash flow used in operating activities	$000s	(9,223)	(4,919)	(82,501)	(77,465)
Cash and cash equivalents	$000s	19,001	16,277	19,001	16,277
Exploration feet drilled	ft	26,533	38,354	106,221	182,030
Gold ounces sold[1]	oz	9,053	14,331	21,527	29,370
Average realized gold price[2]	$/oz	2,560	1,989	2,332	1,956
1.Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2024 (2023 - 56%).
2. This is a Non-GAAP Measure; please see “Non-GAAP Measures” section.

STRATEGY OVERVIEW

Following a leadership change, the Company adopted a new development plan in the fourth quarter which presents a new view on the most effective strategy to generate free cash flow, while progressing earlier stage projects to provide a pipeline of growth over the medium and long-term. Management is now focused on permitting and developing its portfolio of assets through the balance of the decade. Consistent with i-80 Gold's focus since inception, this plan includes the development of the three underground mines but also includes accelerating, permitting, and the development of two large oxide open pit deposits, one at Granite Creek and the other at Mineral Point, within the Ruby Hill Project area. The Lone Tree Autoclave remains as the centralized refractory mineral processing facility in the new development plan in support of i-80 Gold’s hub-and-spoke regional mining and processing strategy. Management intends to continue its work towards completion of the refurbishment feasibility study planned in 2025. In support of the new development plan, the Company has initiated a recapitalization plan of its balance sheet.

OUTLOOK AND RECAPITALIZATION UPDATE

The Company expects to produce between 30,000 to 40,000 ounces1 of gold in 2025. Production from Granite Creek underground is expected to range between 20,000 to 30,000 ounces1 of gold, and the Company’s two residual heap leach operations are expected to contribute approximately 10,000 ounces of gold in 2025.

The PEAs covering the Company’s five gold projects were filed in March 2025, and outline three areas of growth expenditure over the next three years to support the advancement of the Company’s development plan. These growth expenditures which are discretionary and subject to available resources, ranked from highest priority are: (i) advancing permitting activities, (ii) feasibility studies, and (iii) development work at Archimedes underground. For 2025, the growth expenditures are expected to total between $40 million to $50 million.

Management is advancing its recapitalization plan to support the Company’s development plan on several fronts, and is in active discussions with several parties regarding a number of financing options including a senior lending facility, royalty sales, non-core asset sales (such as its FAD property), a working capital facility, as well as terming out the 2025 quarterly gold prepays. Further to the recapitalization plan, the Company restructured its March 31, 2025, gold prepay and silver deliveries and entered into a working capital facility, as described herein.

This outlook, including expected results and targets, is subject to various risks, uncertainties and assumptions, which may impact future performance and the Company’s ability to achieve the results and targets discussed in this section. Please refer to “Forward Looking Information” section. The Company may update this outlook depending on changes in metal prices and other factors.

New Gold & Silver Prepay Agreement & Working Capital Facility

On March 31, 2025 the Company entered into a new gold and silver prepay arrangement with National Bank of Canada ("National Bank") under which National Bank purchased approximately 6,800 ounces of gold and 345,000 ounces of silver from the Company for delivery to National Bank by September 30, 2025 or earlier, upon an infusion of capital in line with the recapitalization plan. The proceeds of this new prepay arrangement will be used to satisfy the March 31, 2025 gold and silver deliveries due to an affiliate of Orion Mine Finance under its respective Gold Prepay and Silver Purchase and sale agreements. The obligations under the prepay arrangement with National Bank are secured by the FAD project. In addition, the Company is finalizing a working capital facility with Auramet International, Inc. for up to $12 million, maturing in 12 months.

OPERATIONAL AND FINANCIAL OVERVIEW

	Three months ended December 31,		Year ended December 31,
(in thousands of USD)	2024	2023	2024	2023

Revenue	23,228	25,837	50,335	54,910
Cost of sales	(20,939)	(21,878)	(64,569)	(52,852)
Depletion, depreciation and amortization	(486)	(1,613)	(1,489)	(7,202)
Gross profit (loss)	1,803	2,346	(15,723)	(5,144)

Expenses
Exploration, evaluation and pre-development	9,406	14,319	38,430	61,091
General and administrative	6,346	5,459	20,773	21,638
Property maintenance	3,592	3,012	14,161	13,080
Loss from operations	(17,541)	(20,444)	(89,087)	(100,953)

Other income and expenses, net	12,195	(2,487)	24,000	41,022
Interest expense	(7,944)	(8,051)	(32,951)	(27,336)
Loss before income taxes	(17,391)	(36,906)	(120,035)	(92,868)

Current tax expense	—	(228)	—	(228)
Deferred tax (expense) recovery	(339)	1,081	(1,498)	3,442
Net loss for the period	(17,730)	(36,053)	(121,533)	(89,654)

1Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58%

Granite Creek Underground

		Three months ended December 31,		Year ended December 31,
Operational Statistics		2024	2023	2024	2023
Oxide mineralized material mined	tonnes	21,369	20,839	62,789	48,573
Sulfide mineralized material mined	tonnes	8,148	12,192	27,338	30,185
Total oxide and sulfide mineralized material mined	tonnes	29,517	33,031	90,127	78,758
Oxide mineralized material mined grade	g/t	13.02	10.88	11.60	12.28
Sulfide mineralized material mined grade	g/t	9.77	8.59	8.21	10.48
Low-grade mineralized material mined[1]	tonnes	29,305	19,492	72,111	46,260
Low-grade mineralized material grade[1]	g/t	3.08	3.11	3.03	3.06
Waste mined	tonnes	65,668	42,045	164,010	106,830
Total material mined	tonnes	124,489	94,568	326,248	231,848
Processed mineralized material[2]	tonnes	76,594	21,400	115,769	42,537
Gold ounces sold[3]	oz	5,583	11,382	10,961	16,502
Underground mine development (pre-development)	ft	691	959	3,762	3,194
Exploration drilling	ft	—	6,448	23,413	27,392

Financial Statistics		2024	2023	2024	2023
Mining cost (total mineralized material and waste)	$/t	99	100	126	124
Processing cost (processed mineralized material)	$/t	31	23	33	51
Site general and administrative (“G&A”) (total mineralized material mined4)	$/t	21	13	33	22
Royalties	$000s	593	430	2,507	905
Capital expenditure[5]	$000s	60	918	1,138	3,933
Pre-development expenditures	$000s	5,001	5,494	19,577	16,712
Exploration expenditures	$000s	490	1,533	4,851	3,694
1Low-grade mineralized material extracted as part of the mining process that is below cut-off grade but incrementally economic.
2Processed mineralized material consists of toll treated material and material placed under leach.
3Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2024 (2023 - 56%).
4Total mineralized material mined consists of sulfide, oxide, and low-grade mineralized material.
5Capital expenditure based on accrual basis.

Mining rates and gold extraction for the year 2024 were below the anticipated levels due to an escalation in groundwater ingress into the underground working areas. This development adversely affected productivity and the pace of development. In response to the increased water ingress, the mine expanded pumping capacity, deepened an existing dewatering well, drilled a new dewatering well, and reconfigured the dewatering system to enhance the flow capacity to the water treatment facility. Water levels are dropping throughout the mining area and water ingress rates are anticipated to decrease in the near term. extraction rates are expected to ramp up to steady-state during the second half of 2025. Additional dewatering infrastructure upgrades will be completed in 2025. In early 2025 a predictive groundwater model was completed and the Company is utilizing this study to evaluate future dewatering needs.

The Company continues to encounter elevated levels of oxide mineralized material. A substantial portion of this lower-grade mineralized material has been deemed suitable for processing via heap leach at the Company's Lone Tree heap leach facility. During the quarter, 1,261 ounces were processed and sold from the Lone Tree heap leach facility. Additionally, during the three months ended in December 31, 2024, 30,911 tonnes of sulfide mineralized material were processed under the toll milling agreement. As at December 31, 2024, sulfide mineralized material of approximately 13,000 tonnes were on the stockpile to be processed in 2025.

Capital expenditures for the year were primarily related to mining equipment.

Pre-development expenditures are for underground development work, definition drilling and dewatering well costs.

During the fourth quarter, Management began a process to update the technical reports for both the Granite Creek underground and open pit projects which were completed during the first quarter of 2025. An infill drilling program is planned to be completed in 2025 to upgrade resources to a feasibility study level. Permitting activities associated with the Granite Creek open pit expansion are planned to begin in early 2025 with the initial focus on required baseline field studies. Federal National Environmental Policy Act ("NEPA") and State of Nevada permitting is anticipated to take approximately three years.

During the three months ended December 31, 2024, the Company paused its drilling program in favor of developing an underground exploration drift. The development of an exploration drift at Granite Creek Underground commenced in the fourth quarter of 2024. This drift will provide access for infill drilling from underground in the South Pacific Zone.

Ruby Hill (Archimedes Underground Project and Mineral Point Open Pit Project)

		Three months ended December 31,		Year ended December 31,
Operational Statistics		2024	2023	2024	2023
Gold ounces sold	oz	1,611	1,862	3,618	6,643
Exploration drilling	ft	—	18,804	4,032	93,488

Financial Statistics		2024	2023	2024	2023
Mining cost	$/oz	—	—	—	11
Processing cost (processed oz)	$/oz	721	583	1,245	809
Site G&A (processed oz)	$/oz	477	296	847	347
Royalties	$000s	126	106	252	356
Capital expenditure[1]	$000s	289	112	407	142
Pre-development expenditures	$000s	557	273	1,112	1,269
Exploration expenditures	$000s	134	1,766	684	15,794
1Capital expenditure based on accrual basis.

During the three and twelve months ended December 31, 2024, the Company continued to recover ounces from the heap leach pads at Ruby Hill. The volume of ounces sold was lower than the prior year comparable periods due to the continued decline in leachable ounces. The Company will continue to recover ounces from the leach pads at Ruby Hill as long as it is economical to do so.

There was minimal spending on capital expenditures for the three and twelve months. During the fourth quarter, the Company prepared a preliminary economic assessment on the Archimedes Underground Project and Mineral Point open pit project which was finalized in the first quarter of 2025.

Exploration spending for the three and twelve months were related to metallurgical tests and drilling for metallurgical samples on the base metal deposits.

Permitting for Archimedes underground continued in the fourth quarter of 2024. During the first quarter of 2025 the Company received the record of decision from the U.S. Bureau of Land Management for the commencement of the underground portals. Associated state permits are still in process and are expected to be received in the second quarter of 2025. Construction of the surface facilities and associated infrastructure commenced in the fourth quarter of 2024 and will carry into the first half of 2025. Underground construction activities are expected to begin in the third quarter of 2025. The Mineral Point deposit drill program is expected to begin in the third quarter of 2025 to support geotechnical, metallurgical and hydrology studies for baseline data to advance the permitting and technical reports for Mineral Point.

Permitting and technical study advancement of the base metal deposits at Ruby Hill including Hilltop and Blackjack have been suspended for the foreseeable future as the Company focuses on ramping up, permitting and developing the Company's three underground and two open pit oxide gold projects through the balance of the decade. As a result of the adoption of the new gold-focused strategy, the base metal joint venture, which the Company had been advancing previously, has been terminated.

Cove Project

The draft plan of operations has been submitted to the U.S. Bureau of Land Management and the baseline permitting work is largely in the process of being finalized. In 2024, the Company focused on updating their existing permits related to water pollution control and land reclamation to ensure compliance with environmental regulations and maintaining operational standards. Additionally, a new air quality operating permit application will be submitted to the regulatory agency. This new permit is essential for regulating and controlling the emissions and pollutants released into the air by the site, thereby ensuring that the operations meet air quality standards set by regulatory authorities. Management is targeting the submittal of an Environmental Impact Statement in mid-2025, which will be required primarily due to the significant project disturbance acres and impact on water. The preparation and submission of these permitting documents are anticipated to be a key priority in the first half of 2025.

		Three months ended December 31,		Year ended December 31,
Operational Statistics		2024	2023	2024	2023
Exploration drilling	ft	26,533	13,102	78,776	61,150

Financial Statistics		2024	2023	2024	2023
Pre-development expenditures	$000s	444	2,443	2,991	6,470
Exploration expenditures	$000s	2,854	1,393	8,994	13,137

Underground delineation drilling continued during the fourth quarter on the Helen the CSD and Gap deposits with two core rigs, completing 26,533 feet of core drilled bringing total drilling over the course of the infill campaign to approximately 78,776 feet. A further 15,000 feet of drilling is planned into the first quarter of 2025 to complete the program. The 2024/2025 drill program will be included in a planned updated feasibility study.

Lone Tree
The focus at Lone Tree is a feasibility study to evaluate the refurbishment of the autoclave facility with the intention of processing sulfide ore from the three underground mines (Granite Creek, Archimedes and Cove) in support of the Company's regional hub-and-spoke mining and processing strategy. Management continues to review the value engineering studies in preparation for the feasibility study which is expected to be completed in the third quarter of 2025.

The Lone Tree open pit is expected to remain in inventory into the 2030’s as the Company focuses ramp up, permitting and development of its three underground mines and two open pit oxide mines.

At the Company's Lone Tree property, the continued leaching of the historic leach pad is producing a reasonable amount of gold. The Company plans to continue to recover ounces from the Lone Tree leach pads as long as it is economical to do so.

		Three months ended December 31,		Year ended December 31,
Operational Statistics		2024	2023	2024	2023
Gold ounces sold	oz	1,859	1,087	6,948	6,225

Financial Statistics		2024	2023	2024	2023
Processing cost (processed oz)	$/oz	504	1,134	663	875
Site G&A (processed oz)	$/oz	118	211	189	231
Capital expenditure[1]	$000s	184	267	762	13,162
1Capital expenditure based on accrual basis.
Capital expenditures for the three and twelve months were related to general infrastructure in sustaining the operations and activities at Lone Tree. Spending in 2023 was related to the technical work on the refurbishment of the autoclave processing plant.

FINANCIAL STATEMENTS

This press release should be read in conjunction with i-80 Gold’s Annual Report on Form 10-K, including the audited consolidated financial statements and associated Management's Discussion and Analysis of Operations and Financial Condition for the three months and year ended December 31, 2024 included therein, which is available on the Company’s website at www.i80gold.com, on EDGAR at www.sec.gov, and on SEDAR+ at www.sedarplus.ca.

Transition to US Generally Accepted Accounting Principles ("US GAAP")

Historically, the Company has prepared its financial statements under International Financial Reporting Standards Accounting Standards as issued by the International Accounting Standards Board ("IFRS") permitted by security regulators in Canada, as well as in the U.S. under the foreign private issuer status as defined by the United States Securities and Exchange Commission ("SEC"). On June 28, 2024, the Company determined that it would no longer qualify as a foreign private issuer under the SEC rules as of January 1, 2025. As a result, beginning January 1, 2025 the Company was required to report with the SEC on domestic forms and comply with domestic company rules. Consequently, the Company was required to prepare its financial statements using US GAAP effective beginning with the Company’s 2024 annual consolidated financial statements to which this Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") relates and for all subsequent reporting periods.

CONFERENCE CALL AND WEBCAST

Management will hold a conference call and audio webcast to discuss the fourth quarter and full year results, as well as recent recapitalization efforts, followed by a question-and-answer session from participants. The details are as follows:

Date:            April 1, 2025
Time:            9:00 a.m. ET
Webcast:            https://app.webinar.net/AEMPpwJB0wv
Telephone:         1-416-945-7677
Toll-free (North America):     1-888-699-1199

QUALIFIED PERSONS

Tyler Hill, CPG-12146, VP Geology, and Tim George, PE, VP Operations, at i-80 Gold have reviewed this press release and are the Qualified Persons for the information contained herein and are a "Qualified Person" within the meaning of National Instrument 43-101 — Standards of Disclosure for Mineral Projects and S-K 1300.

ABOUT i-80 GOLD CORP.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality asset portfolio. The Company is the fourth largest gold mineral resource holder in the state with a pipeline of high-grade development and production-stage projects strategically located in Nevada’s most prolific gold-producing trends. Leveraging its fully permitted central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX: IAU) and the NYSE American (NYSE: IAUX). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi - VP Corporate Development and Strategy
1.866.525.6450
info@i80gold.com
www.i80gold.com

FORWARD LOOKING INFORMATION

Certain information set forth in this press release including but not limited to management's assessment of the Company's future plans and operations, the perceived merit of projects or deposits, and the impact and anticipated timing of the Company’s development plan and recapitalization plan, production guidance and outlook, the anticipated growth expenditures, the anticipated timing of permitting, production, project development or technical studies constitutes forward looking statements or forward-looking information within the meaning of applicable securities laws. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. Readers are cautioned that the assumptions used in the preparation of information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements. The Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive there from. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, ability to access sufficient capital from internal and external sources, the Company may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company's ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of mineral resource, or production estimates and stock market volatility. Please see “Risks Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for more information regarding risks pertaining to the Company, which is available on EDGAR at www.sec.gov/edgar and SEDAR+ at www.sedarplus.ca. Readers are encouraged to carefully review these risk factors as well as the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. All forward-looking statements contained in this press release speak only as of the date of this press release or as of the dates specified in such statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Additional information relating to i-80 Gold can be found on i-80 Gold’s website at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP in this document. This includes average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements. For a more detailed breakdown on how this measure was calculated, please see the definition and table below.

Definitions

"Average realized gold price” per ounce of gold sold is a non-GAAP measure and does not constitute a measure recognized by US GAAP Accounting Standards and does not have a standardized meaning defined by US GAAP Accounting Standards. It may not be comparable to information in other gold producers’ reports and filings.

Average realized gold price per ounce of gold sold

	Three months ended December 31,		Year ended December 31,
(in thousands of U.S. dollars, unless otherwise noted)	2024	2023	2024	2023
Nevada production
Revenue per financial statements	23,228	25,837	50,335	54,910
Processing costs net in revenues	—	2,797	—	2,797
Silver revenue	(53)	(124)	(125)	(255)
Gold revenue	23,175	28,509	50,210	57,452
Gold ounces sold[1]	9,053	14,331	21,527	29,370
Average realized gold price ($/oz)	2,560	1,989	2,332	1,956

Lone Tree
Revenue	5,028	2,233	16,534	12,324
Silver revenue	(53)	(32)	(82)	(51)
Gold revenue	4,975	2,201	16,452	12,273
Gold ounces sold	1,859	1,087	6,948	6,225
Average realized gold price ($/oz)	2,676	2,025	2,368	1,972

Ruby Hill
Revenue	4,177	3,771	8,409	12,896
Silver revenue	—	(92)	(43)	(204)
Gold revenue	4,177	3,679	8,366	12,692
Gold ounces sold	1,611	1,862	3,618	6,643
Average realized gold price ($/oz)	2,593	1,976	2,312	1,911

Granite Creek
Revenue	14,023	19,833	25,392	29,690
Processing costs net in revenues	—	2,797	—	2,797
Gold revenue	14,023	22,630	25,392	32,487
Gold ounces sold[1]	5,583	11,382	10,961	16,502
Average realized gold price ($/oz)	2,512	1,988	2,317	1,969
1. Gold ounces sold include attributable gold from mineralized material sales at a payable factor of 58% in 2024 (2023 - 56%).